LIST OF SUBSIDIARIES

Alderon has one wholly-owned subsidiary, 0964896 B.C. Ltd., which is incorporated in British Columbia. Alderon also owns 75% of the common shares of Kami General Partner Limited, a company incorporated in Ontario, and owns 75% of The Kami Mine Limited Partnership, an Ontario limited partnership. Kami Railway Company Limited is a wholly-owned subsidiary of Kami General Partner Limited

List of Jurisdictions in which Alderon and its subsidiaries are qualified to do business.

Alderon Iron Ore Corp.

British Columbia

Ontario

Quebec

Newfoundland and Labrador

0964896 B.C. Ltd.

British Columbia

Quebec

Newfoundland  and Labrador

Kami General Partner Limited

Ontario

Quebec

Newfoundland and Labrador

The Kami Mine Limited Partnership

Ontario

Quebec

Newfoundland and Labrador

Kami Railway Company Limited

Newfoundland and Labrador